Advertising Representation Agreement

This Client Services Agreement ("Agreement") is made as of the 17th day of August, 2009 ("Effective Date") between InvestingChannel, Inc. (“InvestingChannel” or “Representative”), a Delaware corporation, and the Client named below (“Client”).  Capitalized terms not otherwise defined on this Agreement shall have the same meaning ascribed to such terms in the Terms and Conditions attached hereto and incorporated herein.

WHEREAS, Client owns and operates its content and inventory located on www.mediasentiment.com (the “Website”);

WHEREAS, Client desires to engage Representative for the solicitation and sale of advertising space and the representation of some of Client’s Inventory (as defined below).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES AGREE TO THE TERMS SET FORTH BELOW AND THE TERMS AND CONDITIONS ATTACHED HERETO:

REPRESENTATION FORM

Client Name:	Media Sentiment, Inc.
Representative:	Marian Munz	Telephone:	(415) 205-1695
Address:	825 Van Ness Ave, 4th Fl.	Fax:	(415) 358 9853
	San Francisco, CA 94102	Email Address:	munz@mediasentiment.com
InvestingChannel, Inc.
Representative:	Nikesh Desai	Telephone:	646-467-7825
Address:	52 E. 13th St., Suite 5D	Fax:	646-290-8452
	New York, New York 10003	Email Address:	nikesh@investingchannel.com
Live Date:	TBD
Term:	12 months
Payment Amount:
Representative shall remit to Client fifty percent (50%) of Revenue (as defined below). For the first two weeks upon ad tag implementation, Representative may run some free ad campaigns to measure site performance.

Development Fee:	$0.00 – WAIVED
Client Website(s):	www.mediasentiment.com
Payment Terms:
InvestingChannel shall make payments to Client on or before the 45 days following the last day of the calendar month in which InvestingChannel collects and receives payment from the applicable advertiser and when payment totals at least $200.00 (the “Minimum Payment”).

Inventory:	All ad impressions that Client owns and serves through its Website(s), e-newsletters, registration and email database.

IN WITNESS WHEREOF, InvestingChannel and Client have each caused this Agreement to be executed by their duly authorized representatives, effective as of the day and year first written above.

INVESTINGCHANNEL, INC.: InvestingChannel, Inc. /s/ Nikesh Desai Signature President Title Nikesh Desai Name	CLIENT: Media Sentiment, Inc. /s/ Marian Munz Signature President & CEO Title Marian Munz Name

TERMS AND CONDITIONS

I.     SERVICES

1.1.
The Client hereby retains and appoints the Representative during the term of this Agreement as the exclusive seller of Client’s advertising space within the Inventory on the terms set forth in the Representation Form.  For the purpose of this Agreement, the term “Inventory” shall have the meaning set forth in the Representation Form.

1.2.
The Representative accepts the appointment and agrees to use its efforts in the solicitation and sale of advertising space within the Inventory and in the advancement and promotion of said Inventory, adhering at all times to the established policies of the Inventory.

1.3.
It is understood and agreed that all Advertising sold by Representative will be solely approved, trafficked, served and optimized by Representative with Representative’s chosen ad serving technology.  For the purpose of this Agreement, the terms “Advertising” or “Advertisement” shall mean advertising sold by Representative, in any media or form, for an advertisers’ brands, products or services, for placement on Client’s products and services, in any media or form, including without limitation, web sites and email lists.

II.	FEES AND PAYMENT

2.1.
Fees
During the term of this Agreement, Representative shall remit to Client an amount of the Revenue as set forth in the Representation Form. For the purpose of this Agreement, "Revenue" shall mean and include all amounts billed and received, net of refunds, by Representative for Advertising generated and sold by Representative on Client’s Inventory. Representative shall be entitled to commissions on all Advertising during the term of this Agreement, and, upon termination of this Agreement, on all Advertising contracts agreed to in writing during the term hereof.

2.2.	Traffic Calculation

Representative shall have the sole responsibility for calculation and reporting of all statistics, including impressions, leads, sales clicks, earnings reports and referral earnings.  Representative will post reports of all traffic resulting from the Client’s advertising HTML codes (“Ad Codes”) on Representative’s website for the Client to access.

2.3.
Payments
Representative will make payments to Client within the period set forth in the Representation Form. Representative shall not be liable for monies billed but not cleared and collected from advertisers. Representative will pay the Client only for months in which earned revenue exceeds Minimum Payment for the month. Revenue which is not paid to the Client in any month will be credited to the account of the Client and paid later, when accrued revenue exceeds Minimum Payment.

2.4.
Expenses
The Representative shall bear all its expenses and obligations incurred in connection with its solicitation and sale of advertising space on the Inventory, including travel and entertainment expenses. In the event Client requests the Representative to travel, attend trade shows/conventions or sales meetings or perform other services not in the normal course of its duties, Client will promptly reimburse Representative for all reasonable expenses incurred.

2.5.
Additional Expenses
Client shall be responsible for paying any applicable charges under this Agreement, including any applicable taxes or charges imposed by any government entity, including, but not limited to personal income tax, social security and/or welfare obligations, sales tax, Value Added Tax (VAT), and use tax if applicable.  Client also agrees that Representative is not obligated to determine whether sales or use taxes apply on any Advertising sales and is not responsible to collect, report, or remit any sales or use taxes arising from any such transaction.

III.      SERVICE  REQUIREMENTS

3.1.
General Requirements
To enable Representative to maximize the Advertising revenue for the Inventory, Client hereby agrees to, at minimum, the following:  (i) enable Client websites’ pages to display all forms of “rich media” Advertising, subject to both parties’ approval; (ii) allow Representative to link to the Client and its content from all websites and blogs owned and/or managed and/or represented in any way by Representative; and (iii) provide all or some portion of the following items for Advertising:  banners in the form of 728x90 pixels, 300x250 pixels, 160x600 pixels and other such units requested by advertisers.

3.2.	HTML Tagging

Client agrees to code the pages of Client’s websites with the HTML tags and do so in a mutually agreed upon manner, provided by Representative within five (5) business days of Client’s receipt of such HTML tags. The HTML tags enable Representative to serve Advertisements. During the term of this Agreement, Client agrees to maintain on Client’s websites all HTML tags necessary for Representative to serve Advertising.  If at any point during the term of this Agreement, Representative requests via email notification that Client remove certain of such HTML tags for reasons of inventory management or to minimize the generation of system defaults, Client agrees to do so within three (3) business days, and send an email confirmation to Representative upon such removal.  Client agreed not to alter, modify, or delete and HTML tags without seven (7) business day’s prior written notice to Representative.

IV.     INVESTINGCHANNEL NETWORK POLICIES AND CLIENT OBLIGATIONS

4.1.	Network Policies Client hereby acknowledges and agrees that:
A.
Client account will be monitored continuously by Representative’s traffic department. In the event Representative deems a Client's account to be outside the acceptable bounds for traffic quality, Representative will terminate the account. In the event traffic quality drops below the acceptable average for only a specific website within a Client's account, Representative will request that the Client remove the website from their account. Failure to do so will result in termination of the Client's membership;

B.
Membership in the Representative online advertising network is subject to prior approval by Representative. Representative reserves the right to refuse service to any new or existing Client, at its sole discretion, with or without cause. Approval of membership in the Representative online advertising network is limited only to the specific root domain for which the Client has applied for approval;

C.
Up to 10% of Inventory may be provided free of charge, at the sole discretion of Representative, to current or potential future advertisers or to non-profit organizations or similar groups mainly for the purpose of reconciling advertiser serving technology discrepancies for number of ads served and advertiser test campaigns;

D.
From time to time, in order for the advertising agencies or advertisers to optimize their advertising campaigns, Representative may be required to change the targeting of a campaign in mid-flight if directed to do so by the buyer of the advertising or if decided to do so by the Representative. All attempts will be made to meet the performance needs to the advertising agency to minimize any negative impact on the Client;

E.
Client shall assign traffic metrics of the Inventory for all third party tracking organizations, including but not limited to comScore Networks  and Nielsen//NetRatings, to Representative. Client further agrees to execute documents with Media Metrix or other third party services to evidence such assignment of site traffic;

F.
Representative is the sole owner of all website, campaign, and aggregate user data collected by the Representative. Advertisers have access only to website and aggregate user data that is collected as part of their campaign(s). Clients have access only to campaign and aggregate user data that is collected through the use of their inventory;

G.	Client shall promptly notify Representative of any substantive change in Client content or editorial direction;
H.	Client is solely responsible for the development, maintenance and operation of its Website and for all content and other materials that appear on its Website;
I.
In the event that an ad tag fails to function properly, Client shall be responsible for removing such ad tag from its Website, and promptly replace it with a new tag supplied by Representative, if Representative is unable to correct the issue;

J.
Client agrees to list Representative, during the term of this Agreement, as an advertising representative for advertising for Client in any and all applicable rate and data services and listings, as well as on Inventory;

K.
At all times during the term of this Agreement, Client shall display on the footer or homepage of its Website such clickable network attribution as is provided by Representative from time to time, which shall link to a web page hosted by Representative promoting or otherwise providing information about the network;

L.
Client shall display on its Website, and fully complied with, a privacy policy that is in compliance with all applicable laws rules and regulations.  Such policy shall be accessible via a link on the home page of each Website and any other pages upon which user information is collected.  Client shall also provide a section in their privacy policy that clearly and conspicuously discloses its use of third party ad and collection of information for ad targeting;

M.	Client shall display a piece of code throughout its site which allows Representative to quantify and survey the audience so as to best present the Inventory to advertisers; and
N.
Any email list provided to Representative shall be an “opt-in” list of Customers (as defined below) and messages to be sent to such list shall 1) be devoid of any reference to the source of the recipient’s email address; 2) comply with the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) and all other applicable data protection laws, rules and regulations; 3) be in good taste and of the highest integrity consistent with DMA guidelines as the same may be revised from time to time (see: http://www.thedma.org/guidelines/ethicalguidelines.html) “Customer(s)” shall mean individuals with whom Client has established a relationship (e.g. individual has requested a catalog, subscribed to a newsletter, completed a business transaction, but shall not include inquiries by individuals where such individuals merely contact Client but do not establish a relationship but would be considered prospects), excluding individuals who have requested not to receive email solicitations from Client.

4.2.	Client Obligations
Client hereby agrees not to engage in any of the following:
A.	Generate traffic to Client’s Website utilizing any of the following methods: listing on newsgroups, unsolicited bulk commercial e-mailings, instant messenger postings or chat room postings;
B.
Engage in any of form of fraudulent traffic generating methods including, but not limited to, robots, spiders, auto-spawning browsers, auto reloading meta refreshes or any other form of fraudulent and artificial traffic;

C.	Receive traffic from websites that contain materials that are deemed offensive or illegal in nature, including, but not limited to, websites promoting mp3, warez, EMU, ROM or pornographic materials;
D.	Change or alter in the Client’s advertising Ad Codes provided by Representative in any manner;
E.	Place Ad Codes on the pages of the following nature: blank pages with no content or pages that only contain advertisements; or
F.	Place Ad Codes on any root domain not specifically approved for membership within the Representative’s network.

If Client obligations outlined above are not upheld, any such actions will lead to account termination and all funds generated from said actions will be forfeited.

4.3.	Client Representation and Warranties.

Client hereby represents and warrants that (i) it has full power and authority to enter into this Agreement, to carry out its obligations hereunder, and to grant the rights herein granted;  (ii) the execution and delivery of this Agreement and the transactions contemplated hereby do not and will not result in a breach, violation or default, of such party’s organizational documents or bylaws, or any agreement to which such party may be bound; (iii) performance of its duties under this agreement will not violate the intellectual property rights of any third party or the laws or regulations of any governmental, regulatory, or judicial authority; (iv) it owns operates and has sole editorial and creative control over the Website; (v) it owns and/or has the right to use the Website, all content and all materials contained on the Website, including, without limitation, all copyrights, trademarks and other proprietary rights in and to such materials; and (vi) it has secured the requisite permission to use any person’s name, voice, likeness and performance as embodied in such materials, or any other element contained in said material. Client agrees that its indemnity obligations to Representative set forth below shall extend to advertisers purchasing Advertising on the Client’s Website pursuant to this Agreement. Client agrees that its Website shall not contain Questionable Content.  For the purposes of this agreement, “Questionable Content” is defined as any editorial, visual or journalistic dialog that references: illegal substances or subject matter; is in violation of any local, state, or federal ordinance, regulation or law; pornography; controversial political views; gambling; or promotes any activity that is illegal, discriminatory or has the intention to cause harm.

V.     TERM AND TERMINATION
5.1.	Term

This Agreement shall commence upon execution by both parties and continue for a term as set forth in the Representation Form (the “Term”). This Agreement shall automatically renew for successive twelve (12) month terms unless either party provides the other with written notice of termination at least ninety (90) days prior to the renewal date.

5.2.	Termination

This Agreement may be terminated: (i) by either party, immediately upon written mutual consent of Representative and Client; (ii) by either party, upon ninety (90) days' written notice to the other party of a material breach of this Agreement by such other party; provided, however that such termination shall not be effective if said breach has been cured to the reasonable satisfaction of non-breaching party prior to the expiration of the ninety (90) day notice period; (iii) by Representative, upon one (1) week’s written notice in the event that Client's account has been inactive or idle for a period longer than one month; (iv) immediately following written notice in the event the other party becomes or is declared insolvent or bankrupt, is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within sixty (60) calendar days or makes an assignment for the benefit of creditors; or (v) with thirty (30) days written notice if Representative fails to achieve higher than thirty percent (30%) sell through rate of total premium, larger ad units (i.e., 728x90, 160x600, 300x250); provided however that such termination shall not be effective if said breach has been cured within the thirty (30) day termination period.

5.3.	Effect of Termination

Upon termination of this Agreement, (i) Representative shall promptly pay to Client any monies due pursuant to Article 2 above; (ii) Client shall promptly reimburse Representative, upon receipt of an expense statement for the applicable period, for any out-of-pocket business and travel expenses incurred or accrued by Representative as of or prior to the Termination Date for the performance any additional activities requested by Publisher beyond the scope of Representative’s obligation under this Agreement; and (iii) Representative shall be entitled to Revenue as provided in Article 2 herein, without diminution or deductions of any kind generated by the fulfillment and delivery of all existing contracts and insertion orders on or prior to the termination date of this Agreement that require Client’s Inventory to fulfill for a period of sixty (60) days following any such termination.

5.4.	Cooperation

Parties hereby agree that they shall use all commercially reasonable efforts to fully cooperate with each other to carry out the purpose and intent of this Agreement.  Each party hereby agrees that it shall not take any action, or fail to take any action, which action or failure to act would reasonably be expected to delay or prevent the performance of the obligations of the other party under this Agreement.  Client will make best efforts to facilitate the most effective integration and further development of Inventory in a timely manner while bearing those development costs.

VI.     INDEMNIFICATION; LIMITATION ON WARRANTIES

6.1.	Indemnification

Client assumes the sole responsibility for its content and use of the InvestingChannel network, including, without limitation, compliance with all governmental requirements related to Client (including compliance with all Federal Trade Commission rules, regulations and guidelines), user data and its business.  Client shall indemnify, defend and hold harmless InvestingChannel, its directors, officers, employees and agents, and defend against any action brought against the same with respect to any and all losses, claims, liabilities, causes of action, debt, damages and expenses of any nature, including, without limitation, attorneys’ fees, arising out of Client’s use of the InvestingChannel network, the content, quality, performance and all other aspects of the user data, including the transmission, maintenance, retention, transfer or access to user data or the equipment and facilities used by Client or Client’s other use of the Internet, any failure to provide a complete and accurate suppression file to Representative and  misuse or unauthorized use of the user data.

6.2.	Disclaimer of Warranty
A.
DISCLAIMER OF WARRANTY.  THE SERVICES ARE DISTRIBUTED ON AN "AS IS", "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. CLIENT EXPRESSLY AGREES THAT USE OF THE SERVICES AND ANY OTHER SERVICES PROVIDED BY INVESTINGCHANNEL ARE AT CLIENT’S SOLE RISK AND LIABILITY.  NEITHER INVESTINGCHANNEL NOR ANY OF ITS UNDERLYING SERVICE PROVIDERS, LICENSORS, EMPLOYEES, OR AGENTS WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR FREE OR COMPLETELY SECURE; NOR DOES INVESTINGCHANNEL OR ANY OF ITS UNDERLYING SERVICE PROVIDERS, LICENSORS, EMPLOYEES, OR AGENTS MAKE ANY WARRANTY AS TO THE RESULTS TO BE OBTAINED FROM USE OF THE SERVICES AND ANY OTHER SERVICES PROVIDED BY INVESTINGCHANNEL.

B.	Disclaimer of Actions Caused by and/or Under the Control of Third Parties.

INVESTINGCHANNEL DOES NOT AND CANNOT CONTROL THE FLOW OF DATA TO OR FROM INVESTINGCHANNEL’S DATA CENTERS AND OTHER PORTIONS OF THE INTERNET.  SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OF INTERNET SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES.  AT TIMES, ACTIONS OR INACTIONS CAUSED BY THESE THIRD PARTIES CAN PRODUCE SITUATIONS IN WHICH INVESTINGCHANNEL’S CLIENTS’ CONNECTIONS TO THE INTERNET (OR PORTIONS THEREOF) MAY BE IMPAIRED OR DISRUPTED.  ALTHOUGH INVESTINGCHANNEL WILL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, INVESTINGCHANNEL CANNOT GUARANTEE THAT THEY WILL NOT OCCUR.  ACCORDINGLY, INVESTINGCHANNEL DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS.

6.3.	Limitation of Liability

EXCEPT FOR DAMAGES ARISING FROM BREACHES OF ARTICLES 3 OR 4, OR AMOUNTS PAYABLE PURSUANT TO INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.1, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE UNDERLYING SERVICE PROVIDERS, LICENSORS, EMPLOYEES, OR AGENTS SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL DAMAGES, LOST CLIENT DATA, LOST CLIENT DATA, LOST REVENUE OR LOST PROFITS SUFFERED BY THE OTHER PARTY AS A RESULT OF THE OPERATION OR MALFUNCTION OF THE SERVICES, REGARDLESS OF WHETHER OR NOT SUCH PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR DAMAGES ARISING FROM BREACHES OF ARTICLES 3 OR 4, OR AMOUNTS PAYABLE PURSUANT TO INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.1, THE MAXIMUM AGGREGATE LIABILITY FOR DAMAGES HEREUNDER SHALL BE THE TOTAL AMOUNT PAID TO CLIENT BY INVESTINGCHANNEL FOR THE PRECEDING SIX MONTHS UNDER THIS AGREEMENT.  The provisions of this Article VI allocate the risks under this Agreement between InvestingChannel and Client.  InvestingChannel's pricing reflects this allocation of risk and the limitation of liability specified herein.

VII.     GENERAL TERMS

7.1.	Nondisclosure

Each Party acknowledges that, from time to time, it may be furnished with or may otherwise receive or have access to confidential information or material (whether such material is or is not marked or identified as proprietary or confidential) in connection with this Agreement that relates to past, present or future products or services, software, research development, inventions, processes, techniques, designs, data, technical information, financial information, and marketing plans, and including the terms of this Agreement (the “Proprietary Information”).  Each Party agrees, for the Term of this Agreement or one (1) year after its termination pursuant to Section 5.2, to preserve and protect the confidentiality of the Proprietary Information in all of its physical forms (using precautions as similar to those it takes to protect its own Proprietary Information, but in no case less than a reasonable degree of care). The foregoing obligations do not apply to information that (a) is or becomes generally available to the public, (b) was in a Party’s possession or known by it prior to receipt from the other Party, (c) was disclosed to a Party by a third party not known to such Party to be obligated to maintain confidentiality, or (d) was developed by a Party or its representatives independently of and without reference to any Proprietary Information. Non-identifiable information which is not Confidential Information of Client may be used by InvestingChannel in its business, provided that such non-identifiable information cannot be linked to Client.  Each Party may disclose Proprietary Information only to its employees, agents, and/or contractors on a need-to-know basis and subject to nondisclosure obligations similar to those set forth herein.  Each Party may disclose Proprietary Information as required by governmental or judicial order, provided that it gives the other Party prompt notice of such order and complies with any protective order (or its equivalent) imposed on such disclosure.  Each Party shall return or destroy, at other Party’s option, all copies (including digital and electronic copies) of Proprietary Information at the end of term of this Agreement or at the request of the other Party.  Due to the unique nature of the Proprietary Information, any breach of this Section shall entitle the non-breaching party to seek injunctive and other appropriate equitable relief in addition to whatever remedies it may have at law.

7.2.
Ownership
InvestingChannel shall own any and all right, title, and interest in and to (a) each unique user’s data and behavior collected by InvestingChannel, including without limitation, analyses, compilations, overlays, summaries, service performance evaluation, public reporting requirements, marketing activities, abstracts, or other manipulations of such data, and (b) all intellectual property rights (including without limitation copyrights and patent rights) in each of the foregoing. Except for Client’s rights under this Agreement, Client agrees that it has no rights or licenses in or to any of the foregoing.

7.3.
Survival
Articles 6 and 7 of this Agreement shall survive any termination or expiration of this Agreement and Articles 2, 3 and 4 of this Agreement shall survive until no further payments are due hereunder.

7.4.
Governing Law; Jurisdiction
This Agreement shall be governed by the laws of the State of New York and shall be deemed to be executed in the State of New York.  In any legal action relating to this Agreement Client agrees (a) to the exercise of jurisdiction over it by a state or federal court in New York, New York or the United States District Court for the Eastern District of New York; and (b) that if Client brings the action, it shall be instituted in one of the courts specified in subparagraph (a) above.  InvestingChannel may institute legal action in any appropriate jurisdiction.

7.5.
Assignment
This Agreement or any of the rights, interest or obligations hereunder shall not be transferred or assigned, directly or indirectly, without the prior written consent of the other Party hereto; provided, however, Representative may transfer or assign any or all of its obligations under this Agreement without Client’s prior consent. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns

7.6.
Notice
All notices, including notices of address change, required to be sent hereunder shall be in writing delivered by registered or certified mail or by Federal Express (or similar reputable express courier) to the first address listed in the relevant Order Form (if to Client) or to the InvestingChannel address on the Order Form (if to InvestingChannel).  Notices may be changed upon written notice sent in accordance with this Section 8.6. Notices shall be effective upon receipt.

7.7.	Severability In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

7.8.
Force Majeure
Except for obligations of confidentiality and payment hereunder, neither party shall be in default by reason of any failure in performance of this Agreement if such failure arises, direct or indirectly, out of causes reasonably beyond the direct control or foreseeability of such party, including but not limited to, default by subcontractors or suppliers, acts of God or of the public enemy, U.S. or foreign governmental acts in either a sovereign or contractual capacity, terrorist acts, labor, fire, flood, epidemic, restrictions, and/or strikes.

7.9.
Independent Contractor
The parties to this Agreement shall be independent contractors and nothing herein shall be deemed or construed to create a partnership or joint venture between them.  Except as expressly described herein, neither party shall have any power whatsoever to obligate or bind the other party hereto in any manner.

7.10
Entire Agreement
This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements or representations, written or oral, with respect to the subject matter herein.  This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party hereto. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.